Exhibit 10.30

CONFIDENTIAL RETIREMENT AGREEMENT AND GENERAL RELEASE
This Confidential Retirement Agreement and General Release (this “Agreement”) is made and entered into by and between Piedmont Office Realty Trust, Inc. (“Employer”) and Raymond L. Owens (“Employee”).
WHEREAS, Employee’s employment with Employer ending effective as of June 30, 2017 as the result of Employee’s retirement (the “Retirement Date”); and
WHEREAS, Employee and Employer will enter into a separate consulting arrangement (the “Consulting Agreement”) pursuant to which Employee will provide services to Employer following the Employee’s Retirement Date.
NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement intending to be legally bound covenant and agree as follows.

1.
Retirement. Effective as of the Retirement Date, Employee’s status as an employee of Employer shall cease in its entirety. On and after the Retirement Date, Employee will not hold himself out as an employee, agent, or authorized representative of Employer, and shall not negotiate or enter into any agreements on behalf of the Employer, or otherwise attempt to bind Employer, except as specifically permitted pursuant to the terms of the Consulting Agreement. Pursuant to the terms of Employee’s employment agreement dated May 14, 2007 (the “Employment Agreement”), Employer will pay Employee the following amounts in connection with Employee’s retirement:

(i)	any accrued but unpaid Base Salary (as defined in the Employment Agreement) through the Retirement Date;

(ii)	a payment in respect of unpaid, but accrued and unused vacation/PTO through the Retirement Date in accordance with Employer’s vacation/PTO policy;

(iii)	any annual bonus or other bonuses earned but unpaid as of the Retirement Date for any previously completed fiscal year;

(iv)	reimbursement for any unreimbursed business expenses properly incurred by the Employee through the Retirement Date; and

(v)
equity-based awards to the extent Employee is entitled to payment under the terms of the governing plans and applicable award agreements, including pro-rata performance share plan participation, (items (i) through (v) above collectively referred to as the “Accrued Benefits”).

Employee acknowledges that other than the Accrued Benefits, he is not entitled to any additional payments or benefits under his Employment Agreement or otherwise in connection with Employee’s termination of employment.

2.
Benefits Termination. Employee’s coverage under the benefit plans of Employer and his participation in and eligibility for any compensation, bonus, or equity plans or practices of Employer will cease on the Retirement Date. Employee may elect such insurance continuation or conversion as may be available under the applicable benefit plan terms and applicable law for the period after the Retirement Date so long as he makes a valid election for such continuation and makes the payments necessary for continuation or conversion.

3.
Separation Benefits. In exchange for Employee entering into and not revoking this Agreement and his continued compliance with the terms and conditions of this Agreement and his other obligations, Employer will pay or provide to Employee the following additional benefits:

i.
On May 24, 2016, Employee was granted 10,130 time-vested deferred stock units (“Units”) under the Piedmont Office Realty Trust, Inc. 2007 Omnibus Incentive Plan (the “Incentive Plan”). Pursuant to this Section 3, any of the 7,598 Units that remain unvested on the Retirement Date shall become fully vested on the Retirement Date and shall be paid in accordance with the terms of the award agreement.

ii.
On May 1, 2015, Employee was granted 11,352 Units under the Incentive Plan. Pursuant to this Section 3, any of the 5,676 Units that remain unvested on the Retirement Date shall become fully vested on the Retirement Date and shall be paid in accordance with the terms of the award agreement.

iii.
On May 9, 2014, Employee was granted 6,280 Units under the Incentive Plan. Pursuant to this Section 3, any of the 1,570 Units that remained unvested on the Retirement Date shall become fully vested on the Retirement Date and shall be paid in accordance with the terms of the award agreement.

iv.	Any grant of Units under the Incentive Plan made during 2017 shall become fully vested on the Retirement Date and shall be paid in accordance with the terms of the award agreement.

v.
The Employer agrees to pay the entire COBRA premium for Employee’s continued medical coverage for the twelve (12) months following Employee’s Retirement Date, provided that Employee makes a valid COBRA election. Employee acknowledges that such benefit continuation is intended, and shall be deemed, to satisfy the obligations of the Employer and any of its subsidiaries and affiliates to provide continuation of benefits under COBRA for such period. Employee’s entitlement to benefits pursuant to this paragraph shall cease if, during such period, Employee is employed by or otherwise is rendering services to a third party for which Employee is entitled to receive medical benefits.

Employee acknowledges that in the absence of his executing, and not revoking, this Agreement, he would not otherwise be entitled to accelerated vesting of the Units described in this Section 3 (the “Separation Benefits”).
For the avoidance of doubt, no acceleration of vesting shall apply with respect to performance-based equity awards granted under the Piedmont Office Realty Trust, Inc. Long-Term Incentive Program, a component of the Incentive Plan (the “LTIP Awards”). Subject to Section 14, a pro-rata portion of such LTIP Award will be payable upon your retirement from the Employer in accordance with the terms of the applicable LTIP Award agreements.

4.	General Release.

A.
Employee unconditionally, irrevocably and absolutely releases and discharges Employer, and any and all parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Employer, past and present, as well as Employer’s past and present employees, officers, directors, partners, members, shareholders, insurers, employee benefit plans and fiduciaries, attorneys, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them at any time up to and including the date of Employee’s execution of this Agreement, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Employer, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Employer that may be released under applicable law (the “Released Claims”). This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of federal, state or local law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act, the Civil Rights Act of 1866, the Employee Retirement Income Security Act (with respect to unvested benefits), and all claims for attorneys’ fees, costs and expenses.

B.
Notwithstanding the broad scope of the release set forth in this Section 4, this Agreement is not intended to bar, and the defined term “Released Claims” does not include, any claims that, as a matter of law, whether by statute or otherwise, may not be waived, such as claims for workers’ compensation benefits or unemployment insurance benefits or Employee’s right to provide information to, participate in a proceeding before, or pursue relief from the National Labor Relations Board, the Equal Employment Opportunity Commission (the “EEOC”), or the Securities and Exchange Commission (“SEC”), and other similar federal, state, or local government agencies (collectively, “Government Agencies”). Provided, however, that if Employee does pursue an administrative claim that may not be waived as a matter of law, or such a claim is pursued on Employee’s behalf, Employee expressly waives Employee’s individual right to recovery of any type, including monetary damages or reinstatement, for any such claim, except that this limitation on monetary recovery will not apply to claims for workers’ compensation, unemployment insurance benefits, or proceedings before the SEC.

C.
Employee acknowledges that Employee may discover facts or law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the Released Claims and agrees, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

D.
Employee declares and represents that Employee intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of the Released Claims and Employee intends the release herein to be final and complete. Employee executes this Agreement with the full knowledge that the release herein covers all Released Claims against the Released Parties, to the fullest extent permitted by law.

E.
By execution of this Agreement, Employee represents that (a) Employee has been paid or otherwise received all wages, vacation, bonuses, or other amounts owed to Employee by Employer, other than those specifically addressed in this Agreement, and (b) Employee has not been denied any request for leave or accommodation to which Employee believes Employee was legally entitled, and Employee was not otherwise deprived of any of Employee’s rights under the Family and Medical Leave Act, the Americans with Disabilities Act, or any similar state or local statute.

5.
Covenant Not to Sue. Except as otherwise provided in this Agreement, Employee agrees that Employee is precluded from and is waiving all rights to sue based on the Released Claims or to obtain equitable, remedial or punitive relief from any or all of the Released Parties of any kind whatsoever based on the Released Claims, including, without limitation, reinstatement, back pay, front pay, attorneys’ fees and any form of injunctive relief. Employee represents that, as of the date of Employee’s signing this Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties in any court or with any governmental agency and, to the best of Employee’s knowledge, no person or entity has filed any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties on Employee’s behalf. Employee further represents that Employee has not assigned, or purported to assign, Employee’s right to file any such lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against the Employer or any of the other Released Parties to any other person or entity.

6.
Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). Employee is advised to consult with an attorney before executing this Agreement.

A.
ADEA Release and Waiver. By entering into this Agreement, Employee is giving up important rights, including, but not limited to, any rights and claims that may exist under the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”).

B.
Acknowledgments. Employee acknowledges and agrees that (a) Employee has read and understands the terms of this Agreement; (b) Employee has been advised in writing, by this Agreement, to consult with an attorney before executing this Agreement; (c) Employee has obtained and considered such legal counsel as Employee deems necessary; and (d) by signing this Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily.

C.
Time to Consider. Employee has 21 days to consider whether or not to enter into this Agreement and return a signed copy to Employer (although Employee may elect not to use the full 21 day period at Employee’s option). Any change(s) made to this Agreement by the parties during the 21-day consideration period will not restart the running of the 21-day consideration period. Employer’s offer will expire at the end of the 21-day consideration period.

D.
Revocation Right. For a period of seven (7) calendar days following Employee’s execution of this Agreement, Employee may revoke this Agreement by delivering a written notice of revocation to the Employer’s Chief Financial Officer, by 5:00 p.m. EST. This Agreement shall not become effective or enforceable until the eighth (8th) day after the Employee has signed this Agreement without having revoked it.

E.	Effect of Revocation. If Employee exercises Employee’s right to revoke this Agreement, the Employee shall not be entitled to the Separation Benefits as detailed above.

F.
Preserved Rights of Employee. This Agreement does not waive or release any rights or claims that arise after the execution of this Agreement by Employee. In addition, this Agreement does not prohibit Employee from challenging the validity of this Agreement’s waiver and release of claims under the ADEA.

7.
Restrictive Covenants. This Agreement does not supersede any prior agreement or promise between Employee and any of the Released Parties regarding confidentiality, non-competition, non-disclosure or non-solicitation, and any and all such agreements and promises shall remain in full force and effect, and Employee acknowledges and reaffirms his post-employment obligations and other restrictive covenants that are set forth in the Employment Agreement (Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6 and 5.7); provided, however, that notwithstanding any provision contained in the Employment Agreement, Employee is not restricted in any way from communicating with Government Agencies or otherwise participating in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to Employer. If Employee breaches any of such covenants, Employee must repay to Employer the amounts described in Section 3 of this Agreement within 10 days after demand by Employer, and Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive or other relief to enforce such promises and covenants.

8.
No Admissions. By entering into this Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

9.
Full Defense. This Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof.

10.
No Waiver. Any failure or forbearance by Employer or Employee to exercise any right or remedy with respect to enforcement of this Agreement shall not be construed as a waiver of Employer’s or Employee’s rights or remedies, nor shall such failure or forbearance operate to modify this Agreement or such instruments in the absence of a writing. No waiver of any of the terms of this Agreement shall be valid unless in writing and signed by both parties to this Agreement. The waiver by Employer or Employee of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, nor shall any waiver operate or be construed as a rescission of this Agreement.

11.	Successors. The provisions of this Agreement shall inure to the benefit of Employer, its successors and assigns, and shall be binding upon Employee and his heirs, administrators and assigns.

12.
Acknowledgement. The parties represent that they have read this Agreement, that they understand all of its terms, and that in executing this Agreement they do not rely and have not relied upon any representations or statements made by the other with regard to the subject matter, basis, or effect of the Agreement.

13.	Severability; Modification. Employee and Employer further agree that if any provision of this Agreement is held to be unenforceable, such provision shall be considered to be separate, distinct,

and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions. If this Agreement is held to be unenforceable as written, but may be made enforceable by limitation, then such provision shall be enforceable to the maximum extent permitted by applicable law.

14.
Section 409A. This Agreement is intended to comply with Section 409 of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. To the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, (i) such reimbursement or benefit will be provided no later than December 31 of the year following the year in which the expense was incurred; (ii) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year; and (iii) the right to reimbursement of expenses or in-kind benefits may not be liquidated or exchanged for any other benefit. Any provision of this Agreement to the contrary notwithstanding, if the Employee is deemed to be a “specified employee” (within the meaning of Section 409A), then with regard to any payment or benefit under this Agreement that is “deferred compensation” (within the meaning of Section 409A) and which is paid as a result of the Employee’s “separation from service” (within the meaning of Section 409A), such payment or benefit shall be made or provided at the date which is the earlier of (A) six (6) months and one (1) day following the date of the Employee’s separation from service, and (B) the Employee’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to the preceding sentence (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Employee in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. The Employer makes no representation or warranty and shall have no liability to you or any other person if any provision of this Agreement are determined to constitute deferred compensation subject to Section 409A, but do not satisfy an exemption from, or the conditions of, Section 409A.

15.
Entire Agreement. Except for the provisions of the Consulting Agreement, this Agreement: (i) contains and constitutes the entire understanding and agreement between them with respect to its subject matter; (ii) supersedes and cancels any previous negotiations, agreements, commitments, and writings with respect to that subject matter; (iii) may not be released, discharged, abandoned, supplemented, changed or modified in any manner except by a writing of concurrent or subsequent date signed by both parties; and (iv) shall be construed and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of laws provisions.

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED THEREIN. THE PARTIES HAVE OBTAINED AND CONSIDERED SUCH LEGAL COUNSEL AS EACH DEEMS NECESSARY TO ENTER INTO THIS AGREEMENT. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EMPLOYEE

/s/ Raymond L. Owens
Dated: 11-28-16

PIEDMONT OFFICE REALTY TRUST, INC.

By: /s/ Donald A. Miller, CFA
Its: CEO & President
Dated: 11-28-16